Exhibit 99.1

TYME Provides Business Update and Reports Fourth Quarter and Fiscal Year 2019 Financial and Operating Results

•	Tyme-88-Panc Continues to Show Encouraging Survival Trend with Additional Data to Be Presented in Third Quarter 2019

•	Single Agent SM-88 (Racemetyrosine) Shown to Have Anti-Tumor Response in Preclinical Testing with Results to Be Presented in Second Half 2019

•	Plans to Initiate Randomized Pivotal Trial for Use Of SM-88 in Third-Line Pancreatic Cancer, Second Half 2019

•	SM-88 as First Experimental Arm in The Pancreatic Cancer Action Network Precision Promisesm Pivotal Adaptive Design Study, Second Half 2019

•	TYME and The Joseph Ahmed Foundation Announce Initiation of The HopES Phase II Trial Evaluating the Potential Benefits of SM-88 for Patients with High-Risk Sarcomas

•	Published SM-88 First Human Study in Patients with Metastatic Cancer in the Journal Investigational New Drugs

•	Announced Allowance of U.S. Patent Claims Broadly Covering Single Agent Treatment of Cancer with Tyrosine

•	USAN Approval of The Generic Name “Racemetyrosine” for SM-88

•	Expanded Pipeline of Cancer Metabolism-Based Therapies with TYME-18 to Potentially Benefit Patients with Difficult-To-Treat Cancer

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TYME Reported Encouraging SM-88 Clinical Results without Typical Hormone-Related Side Effects in Phase II Study of Patients with Biomarker Recurrent Prostate Cancer at American Society of Clinical Oncology’s (ASCO) 2019 Genitourinary Cancers Symposium

NEW YORK, May 29, 2019 (GLOBE NEWSWIRE) — Tyme Technologies, Inc. (NASDAQ: TYME), an emerging biotechnology company developing cancer metabolism-based therapies (CMBTs™), today provided a business update and reported its financial and operating results for the fourth quarter and fiscal year ended March 31, 2019. As a result of ongoing encouraging results from the Tyme-88-Panc Phase II study, the company is advancing its lead pipeline candidate SM-88 (racemetyrosine) into pivotal trials during 2019 for patients with pancreatic cancer through Part 2 of Tyme-88-Panc and in partnership with PanCAN and its Precision PromiseSM program.

“TYME has made substantial progress on our key objectives over the past year. We have successfully advanced our clinical trials, achieved key regulatory milestones, enhanced our leadership team and solidified our intellectual property,” said Steve Hoffman, Chairman and Chief Executive Officer of Tyme Technologies, Inc. “Our progress enabled us to improve our balance sheet allowing us to continue essential work on our lead programs. As we look to this coming year, we are focused on moving SM-88 towards registration and expanding our pipeline from the foundation we have built.”

Recent Developments and Clinical Highlights

TYME Updates Data from Ongoing TYME-88-Panc Phase II Study: Continues to Demonstrate Encouraging Overall Survival in Patients with Advanced Pancreatic Cancer

Today, TYME announced that its open-label Phase II clinical trial, Tyme-88-Panc, evaluating SM-88 (racemetyrosine) as an oral monotherapy in patients with advanced pancreatic cancer, continues to demonstrate encouraging preliminary results and a well-tolerated safety profile. The company plans for updated data to be presented at a major medical meeting in Third Quarter 2019.

Part 1 of Tyme-88-Panc includes 49 heavily pretreated patients with radiographically progressive metastatic pancreatic cancer, who had received a median of two prior systemic therapies and had significant disease related morbidity before receiving TYME’s investigational agent. Of the 49 patients, 39 patients are evaluable for efficacy, as defined in the protocol. Tyme-88-Panc is a two-part study in which Part 1 is intended to determine optimal dosing and assess if early clinical benefit supported further development of SM-88 in pancreatic cancer. This study is being performed under a TYME IND with input from the FDA prior to study initiation.

Preliminary results from Part 1 of TYME-88-Panc, using information available as of April 25, 2019, demonstrated overall survival of evaluable patients (N=39) is trending to be approximately double the reported survival of this patient population. From the patients originally reported at ASCO GI, 9 of the 28 evaluable patients (32%) were still alive at 6 months or longer, with an early patient having just reached one year of survival. Following

ASCO GI, there are now 11 additional evaluable patients for a total of 39 patients. SM-88 remained well tolerated and consistent with the previously reported results, showing minimal drug related serious adverse events. Follow-up data on the full Part 1 data set will be presented at a major medical meeting in the third quarter of 2019.

The expected survival for this patient population would be 2 to 2.5 months. Reported survival of patients progressing after second line therapy was 3 months, based on an analysis of 19 published trials with patients who had progressed after second-line treatment (Manax, et al J Clin Oncol 37, 2019 (suppl 4; abstr 226)). In addition, there is an approximate 2 to 4 week transition between treatments.

During Part 1, circulating tumor cell (CTC) response correlated with longer survival. In addition, women had significantly greater survival than men. TYME has also identified several screening criteria that were associated with rapidly declining prognosis. These data subsets are being evaluated to optimize the design of Part 2 of our third-line pivotal study.

“We have no real options for treating end-of-life patients with advanced pancreatic cancer,” said Dr. Vincent Picozzi, Director of the Pancreaticobiliary Program at the Floyd & Delores Jones Cancer Institute at Virginia Mason Medical Center, Principal Investigator in the Tyme-88-Panc Phase II metastatic pancreatic cancer trial, and a Precision Promise Committee Chair. “The current survival data when considering the safety of SM-88, offers new hope to both patients and physicians seeking viable treatment options for advanced patients.”

The Tyme-88-Panc research results are from an investigational study. SM-88 is not approved for the treatment of patients with any disease condition.

Promising Data from Preclinical Study of Lead Candidate, SM-88

The preclinical data in SM-88 supports the general safety and tolerability of our cancer metabolism-based platform and reinforces our confidence in our ongoing trials in prostate, sarcoma and our planned initiation of Part 2 of a pivotal trial for patients with third-line pancreatic cancer in the third quarter of this year. For example, in an initial mouse xenograft experiment of SM-88 alone, without any conditioning agents, has shown significant inhibition of tumor growth highlighting the activity of SM-88 as a single agent. We believe these preclinical data results will both support regulatory efforts as well as future product development. Final results of the preclinical testing, including additional data on the underlying mechanism of action for SM-88, are expected to be presented in the second half of 2019.

TYME’s SM-88 First Human Study in Patients with Metastatic Cancer Published in the Journal Investigational New Drugs

TYME announced that the results of its first human study, completed as of September 15, 2017 and designed to evaluate the safety, tolerability and efficacy of SM-88 in patients with advanced metastatic cancers, were published online on March 30, 2019 in the peer-reviewed journal Investigational New Drugs. The article, titled “A first-in-human study of the novel metabolism-based anti-cancer agent SM-88 in subjects with advanced metastatic cancer,” is available online at https://link.springer.com/article/10.1007/s10637-019-00758-8

The SM-88 first human study was a TYME-sponsored, open-label, single-center first in human study of 30 patients with metastatic cancers who had failed or refused all available therapeutic options. In this study, SM-88 was used with low doses of melanin, melanotan 2, phenytoin, and sirolimus (M2PS). Based on results from the study, clinical researchers observed that patients reached a median overall survival of 29.8 months and 13 months of progression free survival (PFS) without additional therapy. 33% of patients (10/30) achieved RECIST complete response (CR) and partial response (PR) with median time to best response of greater than 3 months. 57% of patients (17/30) achieved RECIST stable disease (SD) with a median duration of 11 months.

SM-88 used with M2PS demonstrated a favorable safety profile and was well tolerated. All related AEs for SM-88 with M2PS were classified as mild or moderate. The most common treatment related adverse events (AEs) experienced included hyperpigmentation by 100% of patients (30/30), fatigue by 56.7% of patients (17/30) and pain by 10% of patients (3/30). No dose limiting toxicities were observed.

SM-88 is an investigational therapy that is not approved for any disease indication.

TYME and The Joseph Ahmed Foundation Announce Initiation of the HopES Phase II Trial Evaluating the Potential Benefits of SM-88 for Patients with High-Risk Sarcomas

TYME announced the initiation of the HopES trial conducted in partnership with The Joseph Ahmed Foundation to better understand and help manage high-risk sarcomas which are ultra-rare cancers with high unmet medical need.

“There is an urgent need for more effective treatment options for patients with high-risk sarcomas, including Ewing’s sarcoma,” said Sant Chawla, M.D., Director of the Sarcoma Oncology Research Center, Santa Monica, CA and lead investigator for the HopES trial. “I was encouraged by the initial clinical trial data for SM-88 in metastatic sarcomas. This study has the potential to provide a new treatment option for patients with Ewing’s sarcoma who do not reach complete remission with first line treatment and patients with other sarcomas after progression. We are excited to partner with The Joseph Ahmed Foundation and TYME to further advance the science of cancer metabolism, research and education in these rare cancers so that patients can have better, safer options.”

The HopES trial is a prospective open-label Phase II trial evaluating the efficacy and safety of SM-88 in two cohorts of patients. Up to 24 evaluable patients (12 per cohort) will be enrolled. The first cohort will evaluate oral SM-88 as maintenance monotherapy following primary or palliative treatments for Ewing’s sarcoma patients with a high risk of relapse or disease progression. The second cohort will determine the clinical benefits of SM-88 as salvage monotherapy for patients with clinically advanced sarcomas. The Joseph Ahmed Foundation is providing funding and patient support for this investigator-initiated HopES Phase II trial of SM-88 in patients with previously-treated metastatic sarcomas. The primary objectives are to measure overall response, stable disease and progression free survival. Secondary objectives include duration of response, overall survival, clinical benefit rate using response evaluation criteria in solid tumors (RECIST v1.1), and incidence of treatment-emergent adverse events. Click here to learn more: https://clinicaltrials.gov/ct2/results?term=sarcoma+sm-88&Search=Search.

“The partnership with The Joseph Ahmed Foundation underscores our commitment to advance the understanding of rare cancers, and continue advancing our unique scientific approach through cancer metabolism-based therapies that have the potential to change the course of care for patients with high-risk sarcomas,” said Giuseppe Del Priore, M.D., M.P.H., Chief Medical Officer at Tyme Technologies. “We look forward to the findings of the HopES trial and to continue strengthening our research efforts to provide transformative options for patients with high-risk sarcomas and other metastatic cancers.”

TYME Continued to Expand Pipeline of Cancer Metabolism-Based Therapies to Potentially Benefit Patients with Difficult-to-Treat Cancers

TYME announced the addition of a new pre-clinical development candidate, TYME-18, to the Company’s pipeline of medical innovation. TYME-18 is an investigational cancer metabolism-based therapy (CMBT) designed for intra-tumoral injection to increase the permeability of cancer cells. The direct delivery of TYME-18 to the tumor target, in contrast to conventional systemic therapies, aims to localize the effect of the agent to the tumor, while limiting systemic effects and minimizing damage to healthy tissues. TYME-18, like SM-88, was designed to target a physiological result of the Warburg Effect – the acidic tumor microenvironment – and has demonstrated potent responses with a well-tolerated safety profile within a pre-clinical cancer model.

TYME believes its growing pipeline of investigational CMBTs represents a promising new class of disease-altering therapies that provide an innovative approach to treating a variety of cancers. The precise mechanism of action of CMBTs in the treatment of cancers is still being defined and may differ among types of cancers depending on their underlying pathobiologies. CMBTs have similar intra-tumoral effects involving an increase in oxidative stress and the disruption of protein synthesis, which disarms cancer cells by compromising their protective mucin layer. However, individual CMBTs may demonstrate a unique potency profile that potentially indicates selective applicability for distinct diseases and conditions.

In initial preclinical xenograft mouse studies, TYME-18 was able to completely resolve over 90 percent (11/12 mice) of established colorectal tumors within 12 days versus an average of over 600 percent growth in the control animals. Additionally, there was no detected necrosis of the normal tissue surrounding the tumor site or other identified toxicities in the animals treated with TYME-18. TYME plans to continue with the development of TYME-18 in solid tumors and to provide details of an IND-enabling program in the second half of 2019.

TYME Announces Allowance of U.S. Patent Claims Broadly Covering Single Agent Treatment of Cancer with Tyrosine Hydroxylase Inhibitors

TYME broadened its global patent portfolio with the announced June 4 issuance of U.S. Patent No.10,307,465 directed to methods of treating cancer using tyrosine hydroxylase inhibitors, such as TYME’s lead compound SM-88 (racemetyrosine), to make cancer cells more accessible to oxidative stress. Several of SM-88’s proposed mechanisms, including protein disruption, increased immune response and cell membrane perfusion, are all associated with increased oxidative stress in cancer, which can lead to cell death through apoptosis or necrosis. Issuance of the allowed claims expands TYME’s patent portfolio to 8 issued U.S. patents, broadly covering compositions, methods, manufacturing and use of the Company’s pipeline to 2032.

USAN Approved the Generic Name “Racemetyrosine” for SM-88

TYME announced that the United States Adopted Name (USAN) Council recently granted “racemetyrosine” as the generic name for SM-88, TYME’s lead pipeline candidate. The purpose of the United States Adopted Names Council is to serve the health professions in the United States by selecting simple, informative, and unique generic names for therapies by establishing logical nomenclature classifications based on pharmacological and/or chemical relationships.

TYME Secured Capital to Advance Pivotal Studies of SM-88 in Metastatic Pancreatic Cancer

On April 2, 2019, TYME announced the closing of its underwritten registered offering with a group of three existing and one new investors resulted in gross proceeds of $12 million. The Company intends to primarily use the net proceeds from the offering to continue development of its clinical and preclinical programs, including upcoming pivotal trials in pancreatic cancer, as well as for general corporate purposes.

PanCAN’s Novel “Precision Promise(SM)” Adaptive Pivotal Pancreatic Cancer Trial with SM-88

TYME joined PanCAN for a meeting with the FDA to finalize the protocol for Precision PromiseSM. PanCAN’s Precision Promise(SM) plans to launch its adaptive pivotal trials at 14 high-volume pancreatic cancer treatment centers in the United States, which represent some of the nation’s most prestigious medical institutions and oncologists in the field. Initiation of the first adaptive randomized pivotal trial evaluating SM-88 as second-line monotherapy in patients with pancreatic cancer is expected for second half 2019. SM-88 is expected to be evaluated in an adaptive pivotal trial as a first-line combination therapy with gemcitabine (Gemzar®) and nab-paclitaxel (Abraxane®) in patients with pancreatic cancer. The primary end point of these randomized trials is expected to be overall survival.

Interim Phase II Biomarker Recurrent Prostate Cancer Data Presented at ASCO Genitourinary Cancers Symposium 2019

Tyme presented interim data on its Phase II trial evaluating SM-88 as non-hormonal therapy in patients with rising PSA prostate cancer at the American Society of Clinical Oncology (ASCO) Genitourinary Cancers Symposium in February 2019: Preliminary results showed:

•	SM-88 therapy did not exhibit typical side effects associated with hormonal castration from androgen-deprivation therapy (ADT)

•	87% of patients (20/23) remained free of radiographic progression; 100% of Patients (23/23) Free of Metastatic Progression

•	After 12 weeks, all patients had a decrease in circulating tumor cells (CTCs), a biomarker related to prostate cancer prognosis, with a median decrease of 65%

•	Median Prostate-Specific Antigen (PSA) doubling time improved by 34%

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With cumulative dosing exposure of 149 months, no drug-related severe or life-threatening adverse events (grade 3 or 4) were observed. The only moderate adverse event (grade 2) possibly-related to SM-88 therapy was fatigue, reported by one patient.

“I am encouraged by the reduction in CTCs, which are a well-established and important biomarker in prostate cancer,” said Benjamin A. Gartrell, MD, of Montefiore Medical Center/Albert Einstein College of Medicine, Bronx, NY. “Additionally, side effects typical of androgen-deprivation therapy are not seen with SM-88. This combination of activity without hormone side effects makes SM-88 an appealing agent for further development in prostate cancer.”

SM-88 is an investigational therapy that is not approved for any disease indication.

Corporate Developments

TYME Announced Leadership Team Update

The Company announced a realignment in responsibilities among its leadership team. Michael Demurjian retired from TYME as its Chief Operating Officer and member of the Board of Directors. Michele Korfin, RPh, MBA was promoted to Chief Operating Officer and Jonathan Eckard, Ph.D. was promoted to the new role of Chief Business Officer.

Anticipated Upcoming Key Events

TYME currently expects to provide informational updates or initiation of activities as follows:

•	Initiate Part 2 of TYME-88-Panc pivotal trial for patients with 3rd-line pancreatic cancer: second half 2019

•	Report Tyme-88-Panc Phase II clinical trial results in metastatic pancreatic cancer at major international medical meetings: third quarter 2019

•	Initiation of the first PanCAN Precision Promise(SM) adaptive pivotal trial in pancreatic cancer with SM-88 in second-line monotherapy: second half 2019

•	Report TYME’s Phase Ib/II clinical trial results on prostate data at major international medical meeting: late 2019 or early 2020

•	Announcement of SM-88 preclinical findings: second half 2019

•	Provide update on TYME-18 IND program: second half 2019

Fourth Quarter and Fiscal Year 2019 Financial Results

Tyme’s cash balance as of March 31, 2019 was $14.3 million, compared to $16.7 million as of December 31, 2018. Tyme received an additional $11.2 million in proceeds from financing activities that closed on April 2, 2019, resulting in Tyme having cash and cash equivalents of $25.5 million after the closing of such financing. TYME’s operational cash burn rate for the fourth quarter of fiscal year 2019 was $4.2 million compared to $5.3 million for the third quarter of fiscal year 2019 due to timing of payments and lower clinical trial expenses in the quarter. Fiscal year 2019 operating cash usage (which includes cash used in financing activity) was $20.7 million in comparison to $11.9 million in fiscal year 2018. The increase during fiscal year 2019 was mainly attributable to expanded clinical activities, primarily our pancreatic and prostate trials, and the expansion of pre-clinical testing during the year. Based on current clinical development plans, TYME expects a quarterly operational cash burn rate of approximately $5 million to $6 million during fiscal 2020.

TYME will report its full financial results for the quarter and fiscal year ended March 31, 2019 in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (“SEC”). TYME’s 10-K will be located on the Company’s website under recent SEC filings at ir.tymeinc.com.

Conference Call Details

TYME management will be hosting a conference call for analysts and investors today at 8:30 am Eastern Time. Those interested in participating in the conference call should dial: (877) 705-6003 (Domestic) / (201) 493-6725 (International); and enter passcode: 13691057. The call will also be viewable via webcast, which can be accessed through the “Investors” tab of the company’s website (ir.tymeinc.com). A replay of this conference call will also be available via webcast shortly after the event.

About Advanced Pancreatic Cancer

Advanced pancreatic cancer is a difficult-to-treat cancer with the lowest survival rates among all cancer types. Across all patients with pancreatic cancer, relative 5-year survival is 8% and is less than 3% for those with advanced disease.1 The median survival for patients in end-stage of the disease is approximately 3 months. There are two main types of pancreatic cancer - adenocarcinomas, which accounts for approximately 90% of all pancreatic cancer, and neuroendocrine tumors. Pancreatic cancer is relatively uncommon with new cases accounting for only 2.1% of all newly diagnosed cancers. However, pancreatic cancer is the fourth most common cause of cancer death for men and women in the United States.

About SM-88

SM-88 is an oral investigational therapy that utilizes a proprietary modified tyrosine derivative to interrupt the metabolic processes of cancer cells, breaking down the cells’ key defenses and making them vulnerable to oxidative stress and death. Clinical trial data have shown that SM-88 has demonstrated encouraging results across 15 different cancers, including pancreatic, lung, breast, prostate and sarcoma cancers with minimal serious grade 3 or higher adverse events.

About Tyme Technologies

Tyme Technologies, Inc., is a clinical-stage biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. For more information, visit www.tymeinc.com. Follow us on social media: @tyme

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidate SM-88 and its clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words (including their use in the negative) or by discussions of future matters such as the development and potential commercialization of our lead drug candidate and of other new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our ongoing and planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of TYME’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, that the information is of a preliminary nature and may be subject to change; uncertainties inherent in research and development, including the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data may differ from prior study data or preliminary Phase II data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 13, 2018, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission (available at www.sec.gov).

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

1	Statistics adapted from the American Cancer Society’s (ACS) publication, Cancer Facts & Figures 2018.

IR & Media Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com